Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

FOURTH QUARTER AND YEAR END 2007 RESULTS AND

ANNOUNCES SHARE BUYBACK PROGRAM

Rye Brook, NY — February 19, 2008 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2007.

Fourth Quarter 2007 Highlights

•                  Net income was $56.3 million, or $0.61 per share

•                  Revenues increased to $1.0 billion

Full Year 2007 Highlights

•                  Net income was $110.1 million, or $1.54 per share

•                  Revenues increased to $3.1 billion

Updated 2008 Guidance

•                  Revenues between $4.4 to $5.1 billion

•                  Earnings per  share of $1.73 to $1.85

Universal American Corp.

February 19, 2008

Year Ended December 31, 2007 Compared to 2006

For the full year 2007, Universal American reported net income of $110.1 million, or $1.54 per diluted share.  This compares to net income from continuing operations in 2006 of $61.1 million, or $1.02 per diluted share, which included $5.0 million of realized gains.  By this measure, net income increased by 80% and earnings per diluted share increased by 51%.

In 2006, our total net income was $119.3 million, or $1.99 per diluted share, including income from discontinued operations and the gain on sale of the Canadian operations of $58.2 million, or $0.97 per diluted share.

Total revenues from continuing operations for 2007 increased to $3.1 billion, or 136%, over 2006.

Fourth Quarter 2007 Compared to Fourth Quarter 2006

Universal American reported net income of $56.3 million for the fourth quarter of 2007, or $0.61 per diluted share.  This compares to net income from continuing operations in the fourth quarter of 2006 of $14.1 million, or $.23 per diluted share, which included $5.0 million of realized gains.

For the fourth quarter of 2006, our total net income was $64.0 million, or $1.06 per diluted share, including income from discontinued operations and the gain on sale of the Canadian operations of $49.9 million, or $0.83 per diluted share.

Total revenues from continuing operations for the fourth quarter of 2007 increased to $1.0 billion, or 205% over the fourth quarter of 2006.

Management Comments

“We are quite pleased with our overall results in 2007, a year in which we increased our membership, revenues and profits to record levels. Universal American continues to execute its strategy to capitalize on the dynamic opportunities for growth in the senior healthcare market,” said Richard Barasch, Chairman and CEO.  “Looking forward to 2008, while our Medicare Advantage Private Fee-for-Service membership will be lower than originally projected, we anticipate higher margins than we achieved in 2007 in this segment of our business. In addition, we are quite pleased with the growth of our Medicare Advantage HMO and Part D businesses and continue to be confident in the long term growth prospects of our businesses.  Consequently, we are commencing a $50 million share buyback program funded through excess cash held in the Company.”

Medicare Advantage

In 2007, Universal American’s Medicare Advantage business grew 341% to 236,400 members from 53,600 members as of the end of 2006. Revenues increased by 331% to $2.0 billion and pre-tax income for the year increased by 402% to $52.8 million. For the year, our overall loss ratio in the segment was 83.9%.  In the fourth quarter of 2007, we earned $9.9 million, pretax, on revenues of $538 million. For the quarter, our overall loss ratio in the segment was 84.4%.

The primary driver of our growth in 2007 was the increase in membership in our Private Fee-for-Service business, from approximately 18,200 members to approximately 190,400 members. In addition, our Medicare Advantage HMO membership grew 30% to approximately 45,700 members as of the end of 2007.

Looking forward to 2008, we are anticipating modest, if any, growth in our Private Fee-for-Service  membership and a continuation of more robust growth in our HMO plans. As of January 1, 2008, our total HMO membership grew to more than 51,000, a 12% increase over the membership as of the end of 2007, largely as a result of success in our expansion markets in Oklahoma, North Texas and Wisconsin. Based on these results, we are projecting approximately 22% growth in HMO membership by the end of the year.

Medicare Part D

As of the end of 2007, Universal American had approximately 1,164,000 members in the Community CCRxSM prescription drug plans (“PDPs”) that we acquired in September 2007 and 480,000 members in the Prescription PathwaySM  PDPs that we operate in a strategic alliance with Caremark Pharmacy Services, a subsidiary of CVS Caremark. Our PDPs earned $61.5 million in pre-tax income for the fourth quarter on total premiums, before reinsurance and before consideration of the government risk corridor adjustment, of $437.3 million. MemberHealth contributed $287.3 million of revenue and $57.3 million of pre-tax income to these results for the quarter. Part D Management Services, L.L.C., our joint venture with Caremark Pharmacy Services, contributed $17.6 million to our pre-tax income for the quarter.

As of January 1, 2008, we have approximately 1,308,000 Community CCRx members and approximately 535,000 Prescription PathwaySM members. These increases have come as a result of robust sales in Community CCRx and an increased allocation of dual eligibles to each plan.

Universal American and CVS Caremark have previously announced that their strategic alliance covering the Prescription PathwaySM Medicare Part D prescription drug plan program will end as of December 31, 2008, subject to regulatory approvals. Upon dissolving the strategic alliance, CVS Caremark and

Universal American will each assume responsibility for the drug benefit of specified Prescription PathwaySM plan members to achieve an approximately equal distribution of the value of business that has been generated by the strategic alliance.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  Revenues for the fourth quarter of 2007 increased by 27% to $27.8 million compared to the fourth quarter of 2006.  Pre-tax income in the fourth quarter was $6.4 million, up 60% from the same period in 2006.

Traditional Insurance

For the fourth quarter of 2007, Universal American earned, pre-tax, $5.8 million on $123.9 million of revenues in our traditional insurance business. This compares to $16.7 million of pre-tax profit on $141.0 million of revenues in the fourth quarter of 2006.

Pre-tax income on our Medicare supplement business was $4.8 million on $76.0 million of revenues in the fourth quarter of 2007.  Our loss ratio for the fourth quarter of 2007 was 70.0%, compared to 68.3% for the fourth quarter of 2006.  For the full year of 2007, our loss ratio was 73.3%, at the high end of our expectations.  Persistency in our Medicare supplement business continued to improve, thus reducing the amortization of deferred costs.

The balance of the businesses that constitute our traditional insurance segment generated a pre-tax profit of $1.0 million on revenues of $47.9 million for the fourth quarter of 2007, as compared to $9.3 million of pre-tax profit and $49.5 million of revenues in the prior year. The primary reasons for this decline were increased morbidity experience in our long-term care lines, higher amortization of deferred costs on our life insurance and higher operating expenses as compared to the fourth quarter of 2006.

Balance Sheet Data

Total assets were $4.0 billion as of December 31, 2007 compared to $2.6 billion at December 31, 2006.  Total reserves for policyholder liabilities were $1.8 billion at December 31, 2007 compared to $1.3 billion at December 31, 2006. Stockholders’ equity as of December 31, 2007 was $1.3 billion, or $14.64 per common share, compared to $623.9 million, or $10.54 per common share, at December 31, 2006.  As of December 31, 2007, excluding the effect of FAS 115, which reflects the net unrealized depreciation of the Company’s investment portfolio, stockholders’ equity was $1.4 billion and fully diluted book value per common share on that basis was $14.66.

The ratio of debt to total capitalization, excluding the effect of FAS 115 and including Universal American’s trust preferreds as debt, increased to 25.0% at December 31, 2007 from 21.0% at December 31, 2006. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Total cash and investments were $1.8 billion at December 31, 2007, compared to $1.7 billion at December 31, 2006. As of December 31, 2007, Universal American’s bonds had an estimated fair value of $41.5 million less than their book value. Subprime mortgage holdings in our portfolio, with an average quality rating of AA+, had a carrying value of $100.4 million, which reflected a $47.0 million unrealized loss at December 31, 2007. Universal American realized capital losses on transactions of its investment portfolio totaling $0.3 million, pre-tax, from continuing operations during the quarter ended December 31, 2007, compared to realized capital gains totaling $4.8 million, pre-tax, in the fourth quarter of 2006.

Share Repurchase Program

Universal American’s Board of Directors has approved the repurchase of up to $50 million of the Company’s common shares during an 18 month period beginning on the date of this release. The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time.

Guidance

Universal American expects to earn approximately $1.73 to $1.85 per diluted share for 2008, excluding realized gains on investment transactions.  For the first quarter of 2008, we expect a loss of between $.07 and $.10 per diluted share primarily as a result of the seasonality of our Part D business.  The following table provides additional information relating to our guidance.

	1Q 2008		FY 2008
Diluted EPS(1)	Low	High	Low	High
Operating EPS	$(0.10)	$(0.07)	$1.73	$1.85
Realized gains	0.00	0.00	0.00	0.00
Reported EPS	$(0.10)	$(0.07)	$1.73	$1.85

Revenue ($ Million)(2)
Senior Managed Care - Medicare Advantage	$525	$600	$2,200	$2,500
Medicare Part D (3)	600	650	1,800	2,100
Traditional Insurance	110	120	415	490
Senior Administrative Services	20	23	78	90
Corporate / Eliminations	(22)	(26)	(85)	(100)
Total Revenue	$1,233	$1,367	$4,408	$5,080

Senior Managed Care - Medicare Advantage
End of period Membership
Private fee-for-service	190,000	200,000	190,000	200,000
Health Plans	54,000	55,500	55,500	58,000
Total	244,000	255,500	245,500	258,000
Medicare Advantage loss ratio	83.0%	86.0%	83.0%	86.0%

	1Q 2008		FY 2008
Medicare Part D	Low	High	Low	High
End of period Membership (in thousands)
Total Revenue (in millions) (3)	1,825.0	1,900.0	1,825.0	1,900.0
Pre-tax Margin	600	650	1,800	2,100
			7.0%	9.0%
Senior Market Health Insurance
Medicare Supplement Loss Ratio	76.0%	78.0%	71.0%	73.0%
Decrease in deferred acquisition costs (millions)	7.2	5.8	6.0	4.5

(1) Assumes shares outstanding of 93.5 million (1Q 2008) and 94.3 million (FY 2008) and no share repurchases.

(2) Excluding realized gains.

(3) Includes MemberHealth, Prescription Pathways and Part D Management Services, Inc. equity income.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Wednesday, February 20, 2008, to discuss the fourth quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.universalamerican.com.  To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.universalamerican.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Corp.

Universal American offers a diverse range of healthcare products — including health insurance, managed care, and prescription drug benefits — through its subsidiaries. Its companies are collectively among the leading providers of

Medicare Advantage and Medicare prescription drug plans in the U.S.  With the acquisition of MemberHealth in September 2007, over 2 million seniors rely on Universal American’s products for their health or prescription drug coverage.  For more information on Universal American, please visit our website at www.universalamerican.com.

*              *              *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Consolidated Results

Direct and assumed premiums	$1,205.5	$479.3	$3,755.1	$1,915.8

Net premiums and policyholder fees	$979.0	$301.1	$2,941.4	$1,197.1
Net investment income	29.6	20.2	107.0	75.5
Other income	7.2	7.1	26.4	27.7
Realized (losses) gains	(0.3)	4.8	0.8	4.8
Total revenues	1,015.5	333.2	3,075.6	1,305.1

Policyholder benefits	744.4	226.6	2,372.1	918.8
Interest credited to policyholders	4.5	4.6	17.8	18.3
Change in deferred acquisition costs	2.0	(4.3)	16.0	(16.7)
Amortization of present value of future profits	5.9	1.8	12.3	8.1
Commissions and general expenses, net of allowances	187.0	94.6	540.4	329.1
Total benefits and expenses	943.8	323.3	2,958.6	1,257.6

Income from continuing operations before equity in earnings of unconsolidated subsidiary	71.7	9.9	117.0	47.5
Equity in earnings of unconsolidated subsidiary	17.6	9.5	56.7	46.2
Income from continuing operations before income taxes	89.3	19.4	173.7	93.7
Provision for income taxes (1)	(33.0)	(5.3)	(63.6)	(32.6)
Income from continuing operations, after taxes	56.3	14.1	110.1	61.1
Income from discontinued operations, after taxes	—	1.9	—	9.8
Gain on sale of discontinued operations, after taxes	—	48.0	—	48.4
Total income from discontinued operations, after taxes	—	49.9	—	58.2
Net income	$56.3	$64.0	$110.1	$119.3

Per Share Data (Diluted)
Income from continuing operations, after taxes	$0.61	$0.23	$1.54	$1.02
Total income from discontinued operations, after taxes	—	0.83	—	0.97
Net income	$0.61	$1.06	$1.54	$1.99

See following page for explanation of footnotes.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Income (Loss) before Taxes by Segment

Senior Managed Care-Medicare Advantage	$9.9	$(13.1)	$52.8	$10.5
Medicare Part D	79.1	11.6	116.9	49.2
Traditional Insurance	5.8	16.7	14.1	35.8
Senior Administrative Services	6.4	4.0	24.1	15.8

Corporate	(11.6)	(4.6)	(35.0)	(22.4)

Realized gains	(0.3)	4.8	0.8	4.8

Income from continuing operations before income taxes	$89.3	$19.4	$173.7	$93.7

BALANCE SHEET DATA	December 31, 2007	December 31, 2006
Total Cash and Investments	$1,790.3	$1,678.0
Total Assets	$4,045.1	$2,585.0
Total Policyholder Related Liabilities	$1,802.8	$1,300.4
Outstanding Bank Debt	$349.1	$90.6
Other Long Term Debt	$110.0	$75.0
Total Stockholders’ Equity	$1,349.5	$623.9
Book Value per Common Share	$14.64	$10.54
Diluted Weighted Average Shares Outstanding-Year to Date	71.5	60.0

Non-GAAP Financial Measures*
Total Stockholders’ Equity (excluding FAS 115)*	$1,376.2	$622.0
Diluted Book Value per Common Share (excluding FAS 115)* (2)	$14.66	$10.27
Debt to Total Capital Ratio* (3)	25.0%	21.0%

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)

The effective tax rate for continuing operations the quarter ended December 31, 2007 was 37.0% and was 27.4% for the same quarter of 2006. The overall effective tax rate for continuing operations the year ended December 31, 2007 was 36.6% and was 34.8% for the year ended December 31, 2006.  The effective tax rates include releases of a tax valuation allowance relating to net capital loss carry forwards of $0 million for 2007 and $1.9 million for 2006.

(2)

Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)

The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  You should not consider non-GAAP measures should to be an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding FAS 115)	December 31, 2007	December 31, 2006
Total stockholders’ equity	$1,349.5	$623.9
Less: Accumulated other comprehensive (income) / loss	26.7	(1.9)

Total Stockholders’ Equity (excluding FAS 115)	$1,376.2	$622.0

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)	December 31, 2007	December 31, 2006
Total stockholders’ equity	$1,349.5	$623.9
Proceeds from assumed exercises of vested options	24.5	23.2
	$1,374.0	$647.1
Diluted common shares outstanding	95.6	62.8

Diluted Book Value per Common Share	$14.38	$10.30

Total stockholders’ equity (excluding FAS 115)	$1,376.2	$622.0
Proceeds from assumed exercises of vested options	24.5	23.2
	$1,400.7	$645.2
Diluted common shares outstanding	95.6	62.8

Diluted Book Value per Common Share (excluding FAS 115)	$14.66	10.27

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	December 31, 2007	December 31, 2006
Outstanding bank debt	$349.1	$90.6
Other long term debt	110.0	75.0
Total outstanding debt	$459.1	$165.6

Total stockholders’ equity	$1,349.5	$623.9
Outstanding bank debt	349.1	90.6
Other long term debt	110.0	75.0
Total Capital	$1,808.6	$789.5
Debt to Total Capital Ratio	25.4%	21.0%

Total stockholders’ equity (excluding FAS 115)	$1,376.2	622.0
Total outstanding bank debt	349.1	90.6
Total outstanding trust preferred securities	110.0	75.0
Total Capital	$1,835.3	$787.6

Debt to Total Capital Ratio	25.0%	21.0%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:	– OR–	INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609